Exhibit 99.1

Provectus Biopharmaceuticals Announces First Quarter 2024 Conference Call

KNOXVILLE, TN, February 15, 2024 (GLOBE NEWSWIRE) — Provectus Biopharmaceuticals, Inc. (“Provectus” or the “Company”) (OTCQB: PVCT) today announced that it will host a conference call starting at 3 p.m. EST on Thursday, February 22, 2024, to provide Company updates.

The conference call may be accessed by registering in advance or dialing 1-800-319-4610 (in the U.S.) or 1-604-638-5340 (outside the U.S.). Please dial in approximately five minutes prior to the start of the call.

About Provectus

Provectus Biopharmaceuticals, Inc. is a clinical-stage biotechnology company developing immunotherapy medicines for different diseases that are based on a class of synthetic small molecule immuno-catalysts called halogenated xanthenes. Provectus’s lead HX molecule is named rose bengal sodium.

Provectus’s medical science platform includes clinical development programs in oncology, dermatology, and ophthalmology; proof-of-concept in vivo development programs in oncology, hematology, full-thickness cutaneous wound healing, and canine cancers; and in vitro discovery programs in infectious diseases, tissue regeneration and repair, and proprietary targets.

Information about the Company’s clinical trials can be found at the National Institutes of Health (NIH) registry, ClinicalTrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com.

FORWARD-LOOKING STATEMENTS: The information in this press release may include “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to the business of Provectus and its affiliates, which are based on currently available information and current assumptions, expectations, and projections about future events and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “aim,” “likely,” “outlook,” “seek,” “anticipate,” “budget,” “plan,” “continue,” “estimate,” “expect,” “forecast,” “may,” “will,” “would,” “project,” “projection,” “predict,” “potential,” “targeting,” “intend,” “can,” “could,” “might,” “should,” “believe,” and similar words suggesting future outcomes or statements regarding an outlook.

The safety and efficacy of the agents and/or uses under investigation have not been established. There is no guarantee that the agents will receive health authority approval or become commercially available in any country for the uses being investigated or that such agents as products will achieve any particular revenue levels.

Due to the risks, uncertainties, and assumptions inherent in forward-looking statements, readers should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof or as of the date specifically specified herein, and Provectus undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements are expressly qualified by this cautionary statement.

Risks, uncertainties, and assumptions include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those described in Item 1A of:

●	The Company’s Annual Report on Form 10-K for the period ended December 31, 2022, and

●	Provectus’s Quarterly Report on Form 10-Q for the period ended September 30, 2023.

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Contact:

Provectus Biopharmaceuticals, Inc.

Heather Raines, CPA

Chief Financial Officer

Phone: (866) 594-5999